Exhibit 99.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Triad Hospitals, Inc.
     We have audited the accompanying consolidated balance sheets of Triad Hospitals, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the management of Triad Hospitals, Inc. (the “Company”). Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triad Hospitals, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
     As discussed in Notes 2 and 13 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based compensation, physician income guarantees and retirement plans.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Triad Hospitals, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2007 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG, LLP
Dallas, Texas
February 27, 2007,
except for Note 22, as to which the date is September 21, 2007

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended December 31, 2006, 2005 And 2004

	2006	2005	2004
	(Dollars in millions, except per share amounts)

Revenues	$5,537.9	$4,747.3	$4,218.0

Salaries and benefits, including share-based compensation expense of $27.7, $2.0 and $1.1 for the years ended December 31, 2006, 2005, and 2004, respectively	2,233.1	1,940.2	1,695.4
Reimbursable expenses	49.7	51.1	51.1
Supplies	957.9	801.3	692.4
Other operating expenses	1,069.8	874.0	781.2
Provision for doubtful accounts	576.9	403.3	427.2
Depreciation	223.2	199.6	172.3
Amortization	6.6	6.3	6.3
Interest expense, net of capitalized interest of $5.2, $5.5 and $5.6 for the years ended December 31, 2006, 2005, and 2004, respectively	115.3	110.6	113.7
Interest income	(20.0)	(9.0)	(2.6)
Refinancing transaction costs	—	8.4	76.0
ESOP expense	12.5	14.1	10.3
Gain on sales of assets	(6.0)	(0.4)	—

	5,219.0	4,399.5	4,023.3

Income from continuing operations before minority interests, equity in earnings and income tax provision	318.9	347.8	194.7
Minority interests in earnings of consolidated entities	(22.0)	(11.5)	(1.4)
Equity in earnings of unconsolidated affiliates	43.5	35.0	20.5

Income from continuing operations before income tax provision	340.4	371.3	213.8
Income tax provision	(132.5)	(141.9)	(81.8)

Income from continuing operations	207.9	229.4	132.0
Income (loss) from discontinued operations, net of tax	14.4	(3.4)	59.0

Net income	$222.3	$226.0	$191.0

Income (loss) per common share:
Basic:
Continuing operations	$2.41	$2.80	$1.76
Discontinued operations	$0.17	$(0.04)	$0.78

Net income	$2.58	$2.76	$2.54

Diluted:
Continuing operations	$2.38	$2.74	$1.72
Discontinued operations	$0.17	$(0.04)	$0.77

Net income	$2.55	$2.70	$2.49

The accompanying notes are an integral part of the consolidated financial statements.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

CONSOLIDATED BALANCE SHEETS

December 31, 2006 And 2005

	2006	2005
	(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$208.6	$310.2
Accounts receivable, less allowances for doubtful accounts of $416.3 and $292.8 at December 31, 2006 and 2005, respectively	917.9	800.2
Inventories	149.4	130.0
Deferred income taxes	38.4	31.8
Prepaid expenses	52.1	41.1
Discontinued operations assets	—	67.6
Other	128.0	93.0

	1,494.4	1,473.9
Property and equipment, at cost:
Land	212.0	182.3
Buildings and improvements	2,011.7	1,739.3
Equipment	1,705.4	1,449.1
Construction in progress (estimated cost to complete and equip after December 31, 2006 $745.1)	238.8	226.3

	4,167.9	3,597.0
Accumulated depreciation	(1,227.7)	(1,012.8)

	2,940.2	2,584.2
Goodwill	1,359.7	1,301.6
Intangible assets, net of accumulated amortization	81.1	71.7
Investment in and advances to unconsolidated affiliates	242.9	204.8
Other	115.5	100.7

Total assets	$6,233.8	$5,736.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$249.8	$197.5
Accrued salaries	127.0	126.8
Current portion of long-term debt	21.3	7.7
Current income taxes payable	—	17.1
Discontinued operations liabilities	—	3.1
Other current liabilities	203.4	163.1

	601.5	515.3
Long-term debt	1,684.1	1,695.8
Other liabilities	187.5	167.8
Commitments and contingencies	—	—
Deferred income taxes	193.5	201.9
Minority interests in equity of consolidated entities	340.8	228.4
Stockholders’ equity:
Common stock $0.01 par value: 120,000,000 shares authorized, 88,339,049 and 86,373,170 shares issued and outstanding at December 31, 2006 and 2005, respectively	0.9	0.9
Additional paid-in capital	2,410.5	2,331.6
Unearned ESOP compensation	(6.9)	(10.4)
Accumulated other comprehensive loss	(7.6)	(1.6)
Accumulated earnings	829.5	607.2

Total stockholders’ equity	3,226.4	2,927.7

Total liabilities and stockholders’ equity	$6,233.8	$5,736.9

The accompanying notes are an integral part of the consolidated financial statements.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

CONSOLIDATED STATEMENTS OF EQUITY

For The Years Ended December 31, 2006, 2005 And 2004

					Accumulated
			Additional	Unearned	Other		Total
	Common Stock		Paid-in	ESOP	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Loss	Earnings	Equity
	(Dollars in millions)

Balance at January 1, 2004	75,633,354	$0.8	$1,904.6	$(17.2)	$(2.1)	$190.2	$2,076.3
Net income	—	—	—	—	—	191.0	191.0
Net change in minimum pension liability, net of income tax benefit of $0.8	—	—	—	—	(1.4)	—	(1.4)
Unrealized gain on marketable equity securities	—	—	—	—	0.1	—	0.1
Reclassification of gain on marketable equity securities included in net income	—	—	—	—	(0.1)	—	(0.1)
Net change in fair value of interest rate swaps, net of income tax provision of $1.1	—	—	—	—	1.8	—	1.8

Comprehensive income	—	—	—	—	—	—	191.4

Issuance of common stock under employee plans	361,643	—	10.4	—	—	—	10.4
Stock options exercised	2,211,027	—	39.7	—	—	—	39.7
Income tax benefit from stock options exercised	—	—	14.1	—	—	—	14.1
ESOP compensation earned	—	—	6.9	3.4	—	—	10.3
Share-based compensation expense	—	—	1.1	—	—	—	1.1

Balance at December 31, 2004	78,206,024	0.8	1,976.8	(13.8)	(1.7)	381.2	2,343.3
Net income	—	—	—	—	—	226.0	226.0
Net change in minimum pension liability, net of income tax benefit of $0.2	—	—	—	—	(0.2)	—	(0.2)
Net change in fair value of interest rate swaps, net of income tax provision of $0.3	—	—	—	—	0.3	—	0.3

Comprehensive income	—	—	—	—	—	—	226.1

Issuance of common stock, net of expenses	4,289,443	0.1	218.1	—	—	—	218.2
Issuance of common stock under employee plans	490,493	—	12.3	—	—	—	12.3
Stock options exercised	3,387,210	—	87.8	—	—	—	87.8
Income tax benefit from stock options exercised	—	—	23.9	—	—	—	23.9
ESOP compensation earned	—	—	10.7	3.4	—	—	14.1
Share-based compensation expense	—	—	2.0	—	—	—	2.0

Balance at December 31, 2005	86,373,170	0.9	2,331.6	(10.4)	(1.6)	607.2	2,927.7
Net income	—	—	—	—	—	222.3	222.3
Net change in foreign currency translation adjustment, net of income tax benefit	—	—	—	—	(0.1)	—	(0.1)

Comprehensive income	—	—	—	—	—	—	222.2

Adjustments to initially apply FASB Statement No. 158, net of income tax benefit of $3.4	—	—	—	—	(5.9)	—	(5.9)
Issuance of common stock under employee plans	1,076,171	—	14.0	—	—	—	14.0
Stock options exercised	889,708	—	23.6	—	—	—	23.6
Income tax benefit from stock options exercised	—	—	4.6	—	—	—	4.6
ESOP compensation earned	—	—	9.0	3.5	—	—	12.5
Share-based compensation expense	—	—	27.7	—	—	—	27.7

Balance at December 31, 2006	88,339,049	$0.9	$2,410.5	$(6.9)	$(7.6)	$829.5	$3,226.4

The accompanying notes are an integral part of the consolidated financial statements.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2006, 2005 And 2004

	2006	2005	2004
	(Dollars in millions)

Cash flows from operating activities:
Net income	$222.3	$226.0	$191.0
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of tax	(14.4)	3.4	(59.0)
Provision for doubtful accounts	576.9	403.3	427.2
Depreciation and amortization	229.8	205.9	178.6
ESOP expense	12.5	14.1	10.3
Minority interests	22.0	11.5	1.4
Equity in earnings of unconsolidated affiliates	(43.5)	(35.0)	(20.5)
Gain on sales of assets	(6.0)	(0.4)	—
Deferred income tax provision (benefit)	(5.7)	12.2	3.3
Non-cash interest expense	3.4	4.0	5.8
Refinancing transaction costs	—	8.4	76.0
Non-cash share-based compensation expense	27.7	2.0	1.1
Excess tax benefits on share-based compensation	(1.7)	—	—
Increase (decrease) in cash from operating assets and liabilities (net of acquisitions):
Accounts receivable	(664.4)	(549.9)	(470.6)
Inventories and other assets	(91.8)	(16.9)	(14.0)
Accounts payable and other current liabilities	5.0	107.0	(7.5)
Other	31.3	24.0	35.0

Net cash provided by operating activities	303.4	419.6	358.1

Cash flows from investing activities:
Purchases of property and equipment	(461.8)	(393.7)	(436.0)
Distributions and advances from unconsolidated affiliates, net	1.8	20.3	12.7
Proceeds received on disposals of assets	117.1	50.5	230.5
Acquisitions, net of cash acquired of $5.1 and $0.6 for the years ended December 31, 2006 and 2005, respectively	(124.7)	(277.5)	(16.9)
Collections on notes receivable	—	15.9	—
Other	(0.3)	—	(0.2)

Net cash used in investing activities	(467.9)	(584.5)	(209.9)

Cash flows from financing activities:
Payments of issuance of long-term debt	(7.6)	(484.6)	(769.8)
Proceeds from issuance of long-term debt	—	520.0	675.0
Payment of debt issue costs	—	(6.4)	(8.7)
Payment of refinancing transaction costs	—	—	(65.8)
Proceeds from issuance of common stock	37.6	318.3	50.1
Excess tax benefits on share-based compensation	1.7	—	—
Contributions from minority partners, net of distributions	31.2	71.2	13.4

Net cash provided by (used in) financing activities	62.9	418.5	(105.8)

Change in cash and cash equivalents	(101.6)	253.6	42.4
Cash and cash equivalents at beginning of period	310.2	56.6	14.2

Cash and cash equivalents at end of period	$208.6	$310.2	$56.6

Cash paid for:
Interest	$117.0	$111.9	$117.7
Income taxes, net of refunds	$187.4	$77.2	$96.3

The accompanying notes are an integral part of the consolidated financial statements.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	MERGER AGREEMENT

On February 4, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Panthera Partners, LLC, a Delaware limited liability company (“Panthera Partners”), Panthera Holdco Corp., a Delaware corporation and a wholly-owned subsidiary of Panthera Partners (“Panthera Holdco,” and together with Panthera Partners, “Parent”), and Panthera Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Panthera Holdco (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Parent is owned by private investment funds affiliated with CCMP Capital Advisors, LLC and Goldman Sachs & Co. Our Board of Directors approved the Merger Agreement on the unanimous recommendation of a Special Committee comprised entirely of disinterested directors (the “Special Committee”).

At the effective time of the Merger, each outstanding share of our common stock, other than shares owned by us, Parent, any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law or any stockholders who enter into agreements with Parent to have their shares convert into equity of the surviving corporation, will be cancelled and converted into the right to receive $50.25 in cash, without interest.

We have made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement contains a “go shop” provision pursuant to which we have the right to solicit and engage in discussions and negotiations with respect to competing acquisition proposals through March 16, 2007. In accordance with the Merger Agreement, our Board of Directors, through the Special Committee and with the assistance of its independent advisors, intends to solicit superior proposals during this period. There can be no assurance that the solicitation of superior proposals will result in an alternative transaction. During the go shop period, Parent does not have a contractual right to be advised of or match the terms of any superior proposal. After March 16, 2007, we may continue discussions with any “Excluded Party”, defined as a party that submits a bona fide acquisition proposal during the go shop period or with whom we are having ongoing discussions or negotiations as of the end of the go shop period regarding a bona fide acquisition proposal. No later than March 19, 2007, we are required to provide the identity of the Excluded Parties to Parent’s outside counsel that have entered into a customary non-disclosure agreement with the Company not to disclose such identity to Parent or its affiliates.

Except with respect to Excluded Parties, after March 16, 2007, we are subject to a “no shop” restriction on our ability to solicit third party proposals, provide information and engage in discussions and negotiations with third parties. The no shop provision is subject to a “fiduciary out” provision that allows us to provide information and participate in discussions and negotiations with respect to third party acquisition proposals submitted after March 16, 2007 that the Board of Directors (following the recommendation of the Special Committee) believes in good faith to be bona fide and determines in good faith, after consultation with its financial advisors and outside counsel, constitute or could reasonably be expected to result in a “superior proposal,” as defined in the Merger Agreement.

We may terminate the Merger Agreement under certain circumstances, including if our Board of Directors (following the recommendation of the Special Committee) determines in good faith that it has received a superior proposal and that failure to terminate the Merger Agreement could violate its fiduciary duties, and otherwise complies with certain terms of the Merger Agreement. In connection with such termination, we must pay a fee of $120 million to Parent, unless such termination is in connection with a superior proposal submitted by an Excluded Party, in which case we must pay a fee of $20 million to Parent and reimburse Parent for up to $20 million in out-of-pocket expenses. In certain other circumstances, the

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Merger Agreement provides for Parent or us to pay to the other party a fee of $120 million upon termination of the Merger Agreement.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Merger consideration, including any contemplated refinancing of debt and all related fees and expenses. Consummation of the Merger is not subject to a financing condition, but is subject to various other conditions, including approval of the Merger by our stockholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of other required regulatory approvals and other customary closing conditions. The parties currently expect to close the transaction during the second quarter of 2007. Where this Annual Report on Form 10-K discusses our future plans, strategies or activities, such discussion does not give effect to the proposed Merger.

NOTE 2 —	ACCOUNTING POLICIES

Reporting Entity

Triad Hospitals, Inc. is one of the largest publicly owned hospital companies in the United States and provides healthcare services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our domestic hospital facilities include 53 general acute care hospitals and 13 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, Georgia, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas and West Virginia. We have one general acute care hospital located in Dublin, Ireland. Included among our domestic hospital facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes and one hospital that is under construction. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Principles of Consolidation

The consolidated financial statements include our accounts and all affiliated subsidiaries and entities that we control through our direct or indirect ownership of a majority voting interest. All material intercompany transactions have been eliminated. Investments in entities which we do not control, but in which we have a substantial ownership interest and can exercise significant influence, are accounted for using the equity method.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenues

Our healthcare facilities have entered into agreements with third-party payers, including government programs and managed care health plans, under which the facilities are paid based upon several methodologies

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Revenues are recorded at estimated net amounts due from patients, third-party payers and others for healthcare services provided. We have multiple patient accounting systems and, therefore, estimates for contractual allowances are calculated both systematically and manually, depending on the type of payer involved and the patient accounting system used by each hospital. In certain systems, the contractual payment terms are preloaded into the system and the system calculates the expected reimbursement amounts. In other systems, the contractual adjustments are determined manually using historical collections on each type of payer. Even for systems that record the expected reimbursement amount, there are still manual estimates based upon historical collections recorded for payers that are not significant or do not have specific contractual terms. All contractual adjustments, regardless of type of payer or method of calculation, are reviewed and compared to actual payment experience. Changes in estimates of contractual allowances for non-government payers have not historically been significant.

Laws and regulations governing the Medicare and Medicaid programs are extremely complex, subject to interpretation and are routinely modified for provider reimbursement. All hospitals participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to program beneficiaries. Our facilities have cost reporting year ends throughout our fiscal year. Settlements under reimbursement agreements with governmental payers are estimated and recorded in the period the related services are rendered and are adjusted in future periods as adjustments become known or as the service years are no longer subject to audit, review or investigation. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. We had $4.0 million, $10.9 million and $2.9 million of net favorable governmental cost report settlements for the years ended December 31, 2006, 2005 and 2004, respectively. The estimated net cost report settlements as of December 31, 2006 and 2005 were receivables of approximately $34.2 million and $15.0 million, respectively, which are included in accounts receivable in the accompanying consolidated balance sheets.

Beginning in the fourth quarter of 2004, we implemented a self-pay discount program that offers discounts to uninsured patients based on personal financial criteria and means testing. The amount of the discount varies based on each patient’s financial condition. This self-pay discount program reduced revenue by approximately $92.7 million, $85.7 million and $9.7 million in 2006, 2005 and 2004, respectively, which we believe resulted in a similar reduction to the provision for doubtful accounts.

We implemented an additional component to our self-pay discount program during the second quarter of 2005. This additional component offers a discount for all uninsured patients based on the lowest managed care discount in each hospital location. This component of the self-pay discount program reduced revenues by approximately $97.6 million and $61.9 million in 2006 and 2005, respectively, which we believe resulted in a similar reduction to the provision for doubtful accounts.

Various state regulations require us to provide certain levels of charity care, which is not recorded as revenue. Our charity care policies related to these requirements vary by facility. The discounts related to these charity care requirements are not included in our self-pay discount programs.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

Cash equivalents consist of all investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded at the estimated net realizable amounts from Federal and state agencies (under the Medicare, Medicaid and TRICARE programs), managed care health plans, commercial insurance companies, employers and patients. The largest concentration of our patient accounts receivable is in uninsured accounts. These include both amounts due from fully uninsured patients and co-payments and deductibles for which insured patients are responsible. Each patient’s insurance coverage is verified as early as possible before a scheduled admission or procedure, including eligibility, benefits and authorization/pre-certification requirements, for all scheduled accounts so that patients can be notified of their estimated amounts due. Insurance coverage is verified within 24 hours for all urgent and direct admissions. Our policy is to write off accounts after all collection efforts have failed, typically no longer than one year after date of discharge. Approximately 42.3% and 39.5% of our accounts receivable at December 31, 2006 and 2005, respectively, were uninsured accounts. We are subject to significant credit risk if these payers’ ability to pay deteriorates.

We maintain allowances for doubtful accounts for estimated losses resulting from payers’ inability to make payments on accounts. We estimate our allowance for doubtful accounts by applying historical uninsured collection rates to current uninsured receivables. We have multiple patient accounting systems, which could increase the time needed to analyze historical uninsured collection rates. We augment our estimate with other analytical methods such as changes in the level of uninsured receivables, accounts receivable days, cash collections and accounts receivable agings. We recorded an allowance for doubtful accounts of approximately 72.2% and 62.1% of discounted billed uninsured receivables at December 31, 2006 and 2005, respectively.

Prior to the fourth quarter of 2005, we estimated our allowance for doubtful accounts using historical net write-offs of uncollectible accounts. We analyzed the ultimate collectibility of our accounts receivable after one year, using a regression analysis of the historical net write-offs to determine the amount of those accounts receivable that were ultimately not collected. The results of this analysis were then applied to the current accounts receivable to determine the allowance necessary for that period. The impact of our self-pay discounts was incorporated into the historical net write-offs and accounts receivable. This process, or “AR lookback”, is performed each quarter. The AR lookback was augmented by the analytical methods discussed above. Our self-pay discount programs, which reduced the amount of receivables recorded, distorted the results of the AR lookback leading management to rely on the procedures discussed above. Although the AR lookback is not currently used as the primary estimation tool, we continue to use it as a part of the estimation process. We will continue to perform the AR lookback process quarterly, but management anticipates it will be another 6 to 12 months before the impact of the self-pay discounts will be fully reflected in the historical write-offs. Once this happens, we anticipate using the AR lookback as the primary estimation tool for the allowance for doubtful accounts.

In 2006, after determining that uninsured collection rates had decreased substantially and reviewing the analytical methods discussed above, management revised its estimate of uncollectible accounts which increased the allowance to approximately 72.2% of discounted uninsured receivables from 62.1%. This resulted in an increase to the provision for doubtful accounts of approximately $44.4 million and a reduction to income from continuing operations of approximately $28.0 million, or $0.32 per diluted share, for 2006.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Over half of our facilities are located in the states of Alabama, Arkansas, Indiana, and Texas. We do not believe that there are any other significant concentrations of revenues from any particular geographic area that would subject us to any significant credit risks in the collection of our accounts receivable.

Inventories

Inventories of supplies are stated at the lower of cost (first-in, first-out) or market.

Physician Income Guarantees

We have entered into physician recruiting agreements under which we supplement physician income to a minimum amount over a period of time, typically one year, while the physicians establish themselves in the community. As part of the agreements, the physicians are required to stay in the community for a period of time after the payments have ended, typically three years, or the payments are required to be returned to us. The payments under these agreements are forgiven ratably if the physicians stay in the community through the end of the agreement. We adopted Financial Accounting Standards Board Staff Position No. FIN 45-3, “Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners”, or FIN 45-3, on January 1, 2006. FIN 45-3 requires that a liability for the estimated fair value of minimum revenue guarantees be recorded on new agreements entered into on or after January 1, 2006 and requires disclosure of the maximum amount that could be paid on all minimum revenue guarantees. For agreements entered into prior to the adoption of FIN 45-3, we recorded the payments to the physicians as an other asset and amortize the asset over the forgiveness period. As of December 31, 2006 and 2005, the unamortized portion of these physician income guarantees was $67.2 million and $63.1 million, respectively. For agreements entered into after the adoption of FIN 45-3, we record an asset and liability for the estimated fair value of the minimum revenue guarantees and amortize the asset from the beginning of the guarantee payment period through the end of the agreement. At December 31, 2006, the unamortized part of these physician income guarantees was $21.5 million.

Property, Equipment, and Other Amortizable Intangible Assets

Property and equipment are stated at the lower of cost or market. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase capacities or extend useful lives are capitalized.

We capitalize costs associated with developing computer software for internal use under the provisions of Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed for Internal Use”, or SOP 98-1. Under SOP 98-1, both direct internal and external costs incurred during the application development stage, excluding training costs, are capitalized.

Depreciation expense, computed using the straight-line method, was $223.2 million, $199.6 million and $172.3 million for the years ended December 31, 2006, 2005, and 2004, respectively. Buildings and improvements are depreciated over estimated useful lives ranging from 10 to 40 years. Equipment is depreciated over estimated useful lives ranging from 3 to 10 years.

Other amortizable intangible assets are comprised of acquired management contracts which are amortized using the straight-line method over a period of 15 years, acquired employment contracts which are amortized using the straight-line method over a period of two years and non-compete agreements which are amortized based on the terms of the respective contracts.

We have asset retirement obligations for the removal of asbestos at several of our facilities. These obligations are conditional, based on a portion of the facility undergoing major renovations. We have

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized liabilities for this obligation when the fair value can be reasonably estimated, which typically is when a settlement date of the obligation can be determined. The amounts of these liabilities are not significant. For the remainder of these obligations, the fair value cannot be reasonably estimated because there is an indeterminate settlement date of the liability.

We evaluate the carrying value of our property, equipment and amortizable intangible assets under the provisions of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or SFAS 144. Under SFAS 144, when events, circumstances and operating results indicate that the carrying value of certain property, equipment, and other amortizable intangible assets to be held and used might be impaired, we prepare projections of the probability-weighted undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. The fair value of assets held for sale is determined using estimated selling values. Indicators of potential impairment are typically beyond the control of management. If the probability-weighted cash flows become less favorable than those projected by management, impairments may be required. We recorded an impairment related to assets held for sale in 2005 (see NOTE 5).

Goodwill and Other Non-Amortizable Intangible Assets

Goodwill is the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. We account for goodwill and other non-amortizable intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, or SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but reviewed for impairment annually during the fourth quarter, or more frequently if certain indicators arise. Goodwill is reviewed at the reporting unit level, which is defined in SFAS 142 as an operating segment or one level below an operating segment. We have determined that the reporting unit for our owned operations segment is at the division level, which is one level below the segment. We determine the fair value of the reporting units using discounted future cash flows. If the fair value of the reporting unit is less than the carrying value, an indication of impairment exists. The amount of the impairment would be determined by estimating the fair values of the tangible and intangible assets and liabilities, with the remaining fair value assigned to goodwill. The amount of impairment would be the difference between the carrying amount of the goodwill and the fair value of goodwill. No impairment charges were recorded during the years ended December 31, 2006, 2005 and 2004 under the provisions of SFAS 142.

Income Taxes

We account for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, or SFAS 109. Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax provision consists of our current provision for Federal and state income taxes and the change in our deferred income tax assets and liabilities. While we have considered several items including ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances, in the event we were to determine that the realization of our deferred tax asset in the future is different than our net recorded amount, an adjustment to the income tax provision would be necessary.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Despite our belief that our tax return positions are accurate and supportable, we recognize that certain tax benefits claimed may be subject to challenge and may not be upheld under tax audit. To reflect the possibility that certain tax benefits may not be sustained, we establish tax reserves based on management’s judgment and adjust the tax reserves as required in light of new or changing facts and circumstances, such as the progress of a tax audit. Generally, the establishment of tax reserves increases the income tax provision in the reporting period in which such tax reserves are established. Any unfavorable adjustments to the tax reserves increase the income tax provision in that reporting period and any favorable adjustments to the tax reserves decrease the income tax provision in that reporting period. We established a tax reserve through goodwill from the purchase accounting entries for the Quorum acquisition. Any adjustment to this tax reserve as a result of a final settlement of the tax position would increase or decrease the value of the acquired goodwill instead of the income tax provision.

Self-Insured Liability Risks

We maintain professional malpractice liability insurance and general liability insurance in amounts which we believe to be sufficient for our operations, although it is possible that some claims may exceed the scope of the coverage in effect. Substantially all losses in periods prior to the spin-off are insured through a wholly-owned insurance subsidiary of HCA, Inc., or HCA, and excess loss policies maintained by HCA. HCA has agreed to indemnify us in respect of claims covered by such insurance policies arising prior to the spin-off. After the spin-off, we obtained insurance coverage on a claims incurred basis from HCA’s wholly-owned insurance subsidiary with excess coverage obtained from other carriers which is subject to certain deductibles which we consider to be reasonable. The cost of general and professional liability coverage is based on insurance premiums paid and actuarially determined estimates for deductibles. The cost for the years ended December 31, 2006, 2005, and 2004 was approximately $72.3 million, $76.2 million and $90.1 million, respectively. Estimated liabilities for general and professional liability risks are actuarially determined and discounted using an interest rate of 5.5%. The estimated liability was $160.5 million and $144.8 million at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, $37.0 million and $21.2 million, respectively, was recorded in other current liabilities and $123.5 million and $123.6 million, respectively, was recorded in other liabilities in the consolidated balance sheets.

In the fourth quarter of 2006, our semi-annual general and professional liability actuarial report showed approximately a $25 million reduction to the estimated liabilities. The reduction was from reduced claim payments and claim severity. We also had an increase in our estimated liabilities for general and professional liability insurance of $10.3 million in the second quarter of 2006 due to a reduction of the discount rate to 5.5% from 6.0% and changes in actuarial assumptions to accelerate claim payment patterns. These events resulted in a net reduction to our estimated liabilities of $14.7 million and increased income from continuing operations and net income by approximately $9.3 million, or $0.11 per diluted share.

For periods after the spin-off, we instituted our own self-insured programs for workers’ compensation and health insurance. Prior to the spin-off, we participated in self-insured programs for workers’ compensation and health insurance administered by HCA. HCA retained sole responsibility for all workers’ compensation and health claims incurred prior to the spin-off. The cost for these programs is based upon claims paid, plus an actuarially determined amount for claims incurred but not reported. Estimated liabilities for workers’ compensation were $24.2 million and $27.6 million at December 31, 2006 and 2005, respectively. Estimated liabilities for health claim liability risk were $18.7 million and $20.4 million at December 31, 2006 and 2005, respectively.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There are many factors that are used in determining the estimates, including amount and timing of historical payments, severity of individual cases, anticipated volume of services provided and discount rates for future cash flows. Ultimate actual payments for workers’ compensation and general and professional liability risks may not become known for several years after incurrence. Any factors changing the underlying data used in determining these estimates could result in adjustments to the liability.

Share-Based Compensation Expense

We account for our share-based compensation expense under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, or SFAS 123R (see NOTE 12). Under this method, share-based compensation expense is recognized beginning January 1, 2006 for all share-based payments granted based on the grant date fair value, using estimated forfeitures. We adopted SFAS 123R effective January 1, 2006.

Reimbursable Expenses

Our wholly-owned subsidiary, QHR, recognizes revenue based on a contractually determined rate as services are performed, plus direct costs associated with the contract. The direct costs relate primarily to salaries and benefits of QHR employees who serve as executives at hospitals managed by QHR. The salaries and benefits of these employees are legal obligations of and are paid by QHR, and are reimbursed by the managed hospitals. The direct costs are recorded as revenues and reimbursable expenses in the consolidated statements of operations.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 “Disclosure About Fair Value of Financial Instruments” requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. The fair value of long-term debt was determined by using quoted market prices, when available, or discounted cash flows to calculate these fair values.

Derivative Financial Instruments

We account for our derivatives under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” or SFAS 133. SFAS 133 requires that all derivative financial instruments that qualify for hedge accounting be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments are either recognized periodically in income or shareholders’ equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. Our policy is to not hold or issue derivatives for trading purposes and to avoid derivatives with leverage features.

Business Combinations

We account for acquisitions under Statement of Financial Accounting Standards No. 141 “Business Combinations”, or SFAS 141. SFAS 141 requires that all business combinations be accounted for under the purchase method of accounting, whereby all assets acquired, including identifiable intangibles and goodwill,

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and liabilities assumed are recorded at fair value. Results of operations for entities acquired are included in the consolidated results of operations beginning on the date of acquisition.

Discontinued Operations

We account for discontinued operations under SFAS 144. SFAS 144 requires that a component of an entity that has been disposed of or is classified as held for sale after January 1, 2002 and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as discontinued operations. In the period that a component of an entity has been disposed of or classified as held for sale, the results of operations for current and prior periods are reclassified in a single caption titled discontinued operations.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, or FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying the provisions of FIN 48 would be reported as an adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. We adopted FIN 48 on January 1, 2007, and anticipate that we will reclassify amounts recorded in our deferred tax liabilities for uncertain tax positions to other liabilities upon adoption. We currently do not anticipate any material adjustments to the opening balance of retained earnings. FIN 48 also requires additional disclosures with respect to reserves related to tax uncertainties.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements”, or SFAS 157, which is effective for fiscal years beginning after November 15, 2007, with early adoption encouraged. This statement provides a single definition of fair value, establishes a framework for measuring fair value, and expanded disclosures concerning fair value measurements. We do not anticipate a material impact on our results of operations or financial position from the adoption of SFAS 157.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, or SAB 108, which is effective for fiscal years ending after November 15, 2006. SAB 108 provides guidance on the consideration of the effects of prior year immaterial misstatements in quantifying current year misstatements for the purpose of a materiality assessment on both the balance sheet and income statement. SAB 108 requires restatement of prior year financial statements for current year misstatements even if the revisions are immaterial to those prior years, if the correction would be material to the current year. SAB 108 allows for the cumulative effect of the initial application to be made to beginning retained earnings. We did not have a material impact on our results of operations or financial position from the adoption of SAB 108.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities”, or SFAS 159, which is effective for financial statements beginning after November 15, 2007, with early adoption permitted. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings. The objective of SFAS 159 is to improve financial reporting by providing entities with

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. We have not evaluated all of the provisions of SFAS 159, but we do not anticipate a material impact on our results of operations or financial position from the adoption of SFAS 159.

NOTE 3 —	ACQUISITIONS

Effective November 1, 2006, an affiliate of ours acquired a hospital in Augusta, Georgia and immediately sold ownership interests in the acquiring entity to members of the medical staff of the hospital. The purchase price of the hospital was approximately $33.2 million including working capital. Our affiliate owns approximately a 65% interest in the venture and the physician owners own approximately a 35% interest in the venture. We received approximately $10 million from the physician owners in the venture.

Effective February 1, 2006, we closed under a definitive agreement to form a venture with a non-profit entity in Clarksville, Tennessee. We contributed approximately $25.6 million in cash for an 80% interest in the venture and the non-profit contributed the hospital’s current operations, including real estate and equipment, and received a 20% interest in the venture. The venture has begun building a replacement facility for which we would contribute an additional $125 million.

Effective February 1, 2006, we closed under a definitive agreement to form a venture with a non-profit entity in Massillon, Ohio. We contributed our current hospital in Massillon and approximately $11.4 million in cash for approximately a 59% interest in the venture and the non-profit entity contributed its hospital for approximately a 41% interest in the venture. In the second quarter of 2006, the non-profit entity exercised its option to sell a portion of its interest in the venture to us. We paid approximately $12.2 million and obtained an additional interest in the venture of approximately 21%, increasing our total interest to approximately 80%.

During 2006, we acquired certain non-hospital healthcare entities for approximately $42.3 million.

The operations of the acquired entities are included in our operations from the effective dates of the transactions.

We have obtained appraisals and valuations on the assets and liabilities acquired and, based on these valuations, intangible assets of $13.6 million were recorded, of which $7.2 million was assigned to trade names that are not subject to amortization and $6.4 million was assigned to non-compete agreements that are being amortized over a five-year period. The acquired goodwill, based on the appraisals, totaled $67.0 million and has been assigned to the owned operations segment. Approximately $30.2 million of the acquired goodwill is anticipated to be deductible for tax purposes.

In 2006, we obtained an appraisal for a joint venture formed in the fourth quarter of 2005 in Birmingham, Alabama. Acquired intangible assets of $2.4 million were recorded in 2006, which were assigned to non-compete agreements that are being amortized over a five-year period. The acquired goodwill, which was assigned to the owned operations segment, was reduced in 2006 by $10.0 million.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	GOODWILL AND INTANGIBLE ASSETS

The goodwill allocated to our reportable segments is as follows (in millions):

	Owned	Management	Corporate
	Operations	Services	and Other	Total

Balance as of January 1, 2005	$1,140.6	$58.8	$—	$1,199.4
Goodwill acquired	106.6	—	—	106.6
Reduction to goodwill from minority interests acquired	(3.8)	—	—	(3.8)
Goodwill written off related to sales	(0.6)	—	—	(0.6)

Balance as of December 31, 2005	1,242.8	58.8	—	1,301.6
Goodwill acquired	67.0	—	—	67.0
Increase to goodwill from minority interests acquired	1.6	—	—	1.6
Purchase price adjustments for prior year acquisitions	(10.0)	—	—	(10.0)
Goodwill written off related to sales	(0.5)	—	—	(0.5)

Balance as of December 31, 2006	$1,300.9	$58.8	$—	$1,359.7

Intangible assets subject to amortization relate primarily to management contracts acquired in the management services segment. Amortization expense of intangible assets that still require amortization under SFAS 142 was $6.6 million, $6.3 million and $6.3 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Estimated amortization expense relating to these intangible assets over the next five years is as follows (in millions):

2007	$7.4
2008	$7.3
2009	$7.2
2010	$6.9
2011	$6.4

The gross carrying amount and accumulated amortization of amortizable intangible assets at December 31, 2006 and 2005 are as follows (in millions):

	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Management contracts	$79.0	$(29.8)	$79.0	$(24.6)
Other	11.7	(2.8)	2.9	(1.4)

Total	$90.7	$(32.6)	$81.9	$(26.0)

At December 31, 2006 and 2005 the carrying amount of intangible assets assigned to trade names that are not subject to amortization was $23.0 million and $15.8 million, respectively.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	DISCONTINUED OPERATIONS

Effective January 1, 2006, we closed on a definitive agreement to sell our hospitals in Wharton, Texas, Pampa, Texas and Hope, Arkansas for $75 million plus $15.1 million for working capital. These facilities were reclassified to discontinued operations in the fourth quarter of 2005. We recognized a pre-tax gain on the sale in discontinued operations of $26.9 million. These facilities were a component of the owned operations segment.

On November 1, 2005, we closed on an agreement to sell our hospital in Searcy, Arkansas. At the time of disposal, we recorded a contingent liability relating to the sale of the facility. Management determined that the contingency was resolved and reversed the liability in the second quarter of 2006. A pre-tax gain of approximately $0.3 million was recognized in discontinued operations.

We closed under an agreement in May 2004 to sell certain assets related to our leased acute care hospital in Terrell, Texas. At the time of the disposal, we recorded $3.4 million in notes receivable. During the third quarter of 2006, the borrower defaulted on the first payment due under the notes. A reserve on the notes for the amount in excess of the estimated value of the collateral of approximately $1.4 million was recorded in discontinued operations.

The assets and liabilities of entities included in discontinued operations are presented in the consolidated balance sheets under the captions “Discontinued operations assets” and “Discontinued operations liabilities”. At December 31, 2006, all assets and liabilities included in discontinued operations were sold. The carrying amounts of the major classes of these assets and liabilities are as follows (in millions):

December 31,
2005

Assets
Accounts receivable, net	$17.6
Inventories	2.2
Other current assets	3.9
Property and equipment, net	40.5
Goodwill	3.3
Other assets	0.1

Total discontinued operations assets	$67.6

Liabilities
Accounts payable	$1.3
Accrued salaries	1.8

Total discontinued operations liabilities	$3.1

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues and income (loss) for the entities are included in the consolidated statements of operations as “Income (loss) from discontinued operations, net of tax”. The amounts for the years ended December 31 were as follows (in millions):

	2006	2005	2004

Revenues	$—	$169.3	$315.5
Pre-tax income (loss) from operations	(1.4)	(5.7)	5.8
Income tax (provision) benefit	0.5	1.9	(2.1)

	(0.9)	(3.8)	3.7
Impairment charge, net of tax benefit of $2.8 million for the year ended December 31, 2005	—	(4.7)	—
Gain on disposal, net of tax provision of $10.5 million, $1.3 million, and $39.9 million for the years ended December 31, 2006, 2005 and 2004, respectively	15.3	5.1	55.3

	$14.4	$(3.4)	$59.0

NOTE 6 —	INCOME TAXES

The income tax (provision) benefit from continuing operations for the years ended December 31 consists of the following (dollars in millions):

	2006	2005	2004

Current:
Federal	$(126.8)	$(118.0)	$(70.1)
State	(11.4)	(11.7)	(8.4)
Deferred:
Federal	5.2	(11.2)	(3.3)
State	0.5	(1.0)	—

	$(132.5)	$(141.9)	$(81.8)

We also had tax (provision) benefit from discontinued operations of $(10.0) million, $3.4 million and $(42.0) million for the years ended December 31, 2006, 2005 and 2004, respectively.

A reconciliation of the Federal statutory rate to the effective income tax rate from continuing operations follows:

	2006	2005	2004

Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	2.0	2.0	2.0
State tax rate change	—	—	(0.7)
Valuation allowance	1.0	—	—
Non-deductible ESOP expense	1.0	1.0	1.2
Other items, net	(0.1)	0.2	0.8

Effective income tax rate	38.9%	38.2%	38.3%

During the third quarter of 2004, we had a reduction of our marginal tax rate from 37.5% to 37.0% from state tax rate changes. We recorded a reduction to our income tax provision of approximately $1.5 million relating to an adjustment of our deferred tax assets and liabilities from the change in the marginal tax rate.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the items comprising the deferred tax assets and liabilities at December 31 follows (in millions):

	2006		2005
	Assets	Liabilities	Assets	Liabilities

Depreciation and fixed asset basis differences	$—	$172.2	$—	$169.8
Accounts and other receivables	26.0	—	19.4	—
Foreign and state net operating loss carryforwards	16.3	—	14.3	—
Professional liability risks	59.7	—	55.3	—
Compensation reserves	43.2	—	26.3	—
Amortization and intangible asset basis differences	—	109.5	—	103.1
Investment basis difference	—	11.7	—	9.8
Prepaid expenses	—	6.3	—	5.7
Other	2.7	—	4.0	—

	147.9	299.7	119.3	288.4
Valuation allowances	(3.3)	—	(1.0)	—

	$144.6	$299.7	$118.3	$288.4

As part of the spin-off, we and HCA entered into a tax sharing and indemnification agreement (see NOTE 15). The tax sharing and indemnification agreement will not have an impact on the realization of our deferred tax assets or the payment of our deferred tax liabilities except to the extent that the temporary differences giving rise to such deferred tax assets and liabilities as of the spin-off are adjusted as a result of final tax settlements after the spin-off. In the event of such adjustments, the tax sharing and indemnification agreement will provide for certain payments between HCA and us as appropriate.

Deferred income taxes of $38.4 million and $31.8 million at December 31, 2006 and 2005, respectively, are included in current assets. Noncurrent deferred income tax liabilities totaled $193.5 million and $201.9 million at December 31, 2006 and 2005, respectively. Current and noncurrent deferred taxes totaled $155.1 million and $170.1 million net deferred tax liability at December 31, 2006 and 2005, respectively.

At December 31, 2006, state net operating loss carryforwards (expiring in years 2007 through 2025) available to offset future taxable state income approximated $475.7 million, representing approximately $15.5 million in deferred tax benefits. Utilization of net operating loss carryforwards in any one year may be limited and, in certain cases, result in a reduction of deferred tax assets. Based on available evidence, it is more likely than not that some portion of the state net operating loss carryforwards will not be realized, therefore, a valuation allowance of $2.5 and $1.0 million has been recorded as of December 31, 2006 and 2005, respectively.

At December 31, 2006, foreign net operating loss carryforwards (with no expiration date) available to offset future taxable income approximated $6.5 million representing approximately $0.8 million in deferred tax benefits. Based on available evidence, it is more likely than not that the foreign net operating loss carryforwards will not be realized, therefore, a valuation allowance of $0.8 million has been recorded as of December 31, 2006.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	LONG-TERM DEBT

Components of long-term debt at December 31 (in millions):

	Carrying Amount		Fair Value
	2006	2005	2006	2005

Revolving Credit Line	$—	$—	$—	$—
Term Loan A	493.8	500.0	493.8	500.0
7% Senior Notes	600.0	600.0	601.5	610.5
7% Senior Subordinated Notes	600.0	600.0	605.3	598.5
Other	11.6	3.5	11.0	3.5

	1,705.4	1,703.5	$1,711.6	$1,712.5

Less current portion	21.3	7.7

	$1,684.1	$1,695.8

The Term Loan A presently bears interest at LIBOR plus 1.00% (6.35% at December 31, 2006) with principal amounts due through 2011, the 7% senior notes principal amounts are due in 2012 and the 7% senior subordinated notes principal amounts are due in 2013. The senior notes are callable, at our option, in May 2008 and the senior subordinated notes are callable, at our option, in November 2008 and, in both cases, are callable earlier at our option by paying a make-whole premium. At December 31, 2006, Triad had a $600.0 million line of credit which bears interest at LIBOR plus 1.00%. No amounts were outstanding under the revolving credit line at December 31, 2006. The revolving credit line matures in 2007. We had $16.1 million of letters of credit outstanding at December 31, 2006, which reduce the amount available under the revolving credit line. The LIBOR spread on the revolving credit line, including letters of credit outstanding under the revolving credit line, and our Term Loan A may increase or decrease depending upon our total leverage. The interest rate applicable to the credit facilities ranges from LIBOR plus 0.875% to LIBOR plus 1.75%, based on our total leverage ratio.

Our term loans and revolving lines of credit are collateralized by a pledge of substantially all of our assets other than real estate associated with the former Quorum facilities. The debt agreements require that we comply with various financial ratios and tests and have restrictions on, among other things, new indebtedness, asset sales and use of proceeds therefrom, stock repurchases and dividends. The debt agreements require, among other things, that our total leverage ratio not exceed 4.0x as of December 31, 2006. Our total leverage ratio at December 31, 2006 was approximately 2.27x. The indentures governing our other long-term debt also contain covenants restricting the incurrence of indebtedness, investments, dividends, asset sales and the incurrence of liens, among other things. There are no maintenance covenants under the indentures. Our debt agreements and indentures contain change of control provisions. A change in control constitutes an event of default under our credit facility. Under our indentures, if a change in control occurs, each holder of our notes can require us to repurchase their notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. There are no events of default under our debt agreements or indentures in the event of a downgrade of our debt ratings. We currently are in compliance with all debt agreement covenants and restrictions. If an event of default occurs with respect to our debt agreements, then the balances of the term loan and revolving credit line could become due and payable which could result in other debt obligations also becoming due and payable. Additionally, there would be no availability under the revolving credit line.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We had net debt issue costs of $19.0 million and $22.4 million as of December 31, 2006 and 2005, respectively, recorded in other assets in the consolidated balance sheets. These costs are being amortized using the effective interest method over the lives of the related debt. Accumulated amortization of debt issue costs was $8.5 million and $5.1 million as of December 31, 2006 and 2005, respectively.

We use varying methods and significant assumptions to estimate fair values of long-term debt (see NOTE 2).

A debt maturity schedule is as follows (in millions):

2007	$21.3
2008	37.5
2009	44.9
2010	213.5
2011	188.1
Thereafter	1,200.1

$1,705.4

NOTE 8 —	EQUITY INVESTMENTS

We own equity interests of 27.5% in Valley Health System LLC and 26.1% in Summerlin Hospital Medical Center LLC. Universal Health Systems has the majority interest in Valley Health System LLC and Summerlin Hospital Medical Center LLC. We own an equity interest of 38.0% in Macon Healthcare LLC. HCA has the majority interest in Macon Healthcare LLC. We also own a 50% interest in MCSA, LLC with our partner, SHARE Foundation, a not-for-profit foundation. We use the equity method of accounting for our investments in these entities. Summarized financial information of these entities is as follows (in millions):

	December 31,
	2006	2005

Balance Sheet
Current assets	$202.8	$159.9
Non-current assets	568.9	569.0

	$771.7	$728.9

Current liabilities	$72.8	$71.5
Non-current liabilities	3.1	3.3
Members’ equity	695.8	654.1

	$771.7	$728.9

	For the Years Ended December 31,
	2006	2005	2004

Income Statement
Revenues	$1,145.8	$1,036.4	$906.1

Net income	$139.5	$108.3	$59.0

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	GUARANTEES

We have entered into physician recruiting agreements under which we supplement physician income to a minimum amount over a period of time while the physicians establish themselves in the community (see NOTE 2). Under the provisions of FIN 45-3, we recorded a liability for the fair value of minimum revenue guarantees on new agreements entered into after January 1, 2006. At December 31, 2006, we had liabilities for the minimum revenue guarantees entered into on or after January 1, 2006 of $14.8 million. At December 31, 2006, the maximum amount of all unpaid minimum revenue guarantees, including the minimum revenue guarantees entered into prior to January 1, 2006, was $58.9 million.

We have entered into agreements whereby we have guaranteed certain loans entered into by patients for whom services were performed at our facilities. All uninsured patients are eligible to apply for these loans. These loans are provided by various financial institutions who determine whether the loans are made. The terms of the loans range from 1 to 5 years. We would be obligated to repay the financial institutions if a patient fails to repay his or her loan. We could then pursue collections from the patient. We record a reserve for the estimated defaults on these loans at the historical default rate, which was approximately 30.3% and 29.1% at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, the amounts subject to the guarantees were $23.4 million and $23.6 million, respectively. We had accrued liabilities of $7.0 million and $6.8 million at December 31, 2006 and 2005, respectively, for the estimated loan defaults that would be covered under the guarantees.

FASB Interpretation No. 45, “Guarantor’s Accounting on Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” requires recognition of a liability for the estimated fair value of guarantee obligations entered into after January 1, 2003 and disclosure of the maximum amount that could be paid under all guarantee obligations. Prior to January 1, 2003, we entered into agreements to guarantee the indebtedness of certain joint ventures that are accounted for by the equity method. The maximum amount of the guarantees entered into prior to January 1, 2003 was $2.0 million at December 31, 2006. Subsequent to January 1, 2003, we entered into agreements to guarantee the indebtedness of joint ventures accounted for by the equity method. A minimal amount was recorded for the fair value of the guarantees. The maximum amount of the guarantees entered into after January 1, 2003 was $1.7 million at December 31, 2006.

NOTE 10 —	DERIVATIVE FINANCIAL INSTRUMENTS

We had entered into an interest rate swap agreement, which effectively converted a notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expired in January 2004. We had also entered into another interest rate swap agreement, which effectively converted an additional notional amount of $100 million of floating rate borrowings to fixed rate borrowings. The term of the interest rate swap expired in June 2005. The change in fair value of the interest rate swaps, net of income tax, was recognized through other comprehensive income.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	LEASES

We lease real estate properties, equipment and vehicles under cancelable and non-cancelable leases. Rental expense for the years ended December 31, 2006, 2005 and 2004 was $116.8 million, $92.0 million and $78.0 million, respectively. Future minimum operating and capital lease payments are as follows at December 31, 2006 (in millions):

	Operating	Capital

2007	$64.3	$1.9
2008	55.0	1.4
2009	47.7	1.0
2010	36.5	0.8
2011	26.9	0.5
Thereafter	120.5	—

Total minimum payments	$350.9	5.6

Less amounts representing interest		(0.6)

Present value of minimum lease payments		$5.0

The following summarizes amounts related to equipment leased by us under capital leases at December 31 (in millions):

	2006	2005

Equipment	$7.2	$2.0
Accumulated amortization	(1.0)	(0.9)

Net book value	$6.2	$1.1

NOTE 12 —	SHARE-BASED COMPENSATION PLANS

At December 31, 2006, we had share-based compensation plans that, prior to January 1, 2006, were accounted for under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25 and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, or SFAS 123, “Accounting for Stock-Based Compensation”. APB 25 used the intrinsic value method to account for options granted to employees. Share-based compensation expense of $1.3 million was recognized in the consolidated statement of operations for restricted stock issued to non-employee members of the Board of Directors and an executive officer during the year ended December 31, 2005. No share-based compensation expense was recognized on options awarded to employees, as all unvested options were granted at exercise prices equal to the market value of the underlying common stock on the date of grant. We recorded $0.7 million in share-based compensation expense during the year ended December 31, 2005, relating to stock options granted to non-employees, deferred stock units, or DSUs, granted to non-employee members of the Board of Directors and shares issued under Triad’s Amended and Restated Management Stock Purchase Plan, or MSPP.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R using the modified prospective transition method. Under this method, share-based compensation expense is recognized beginning January 1, 2006 for all share-based payments granted prior to, but not yet vested at, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and for

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

all share-based payments granted subsequent to January 1, 2006 at the grant date fair value, using estimated forfeitures. Prior periods have not been restated.

The following table illustrates the impact of adopting SFAS 123R on the consolidated statements of operations for the year ended December 31, 2006 (amounts in millions, except per share information):

Income from continuing operations before income tax provision	$(27.7)
Income from continuing operations	$(18.4)
Net income	$(18.4)
Basic income from continuing operations per share	$(0.21)
Basic net income per share	$(0.21)
Diluted income from continuing operations per share	$(0.21)
Diluted net income per share	$(0.21)

Prior to adopting SFAS 123R, we presented all benefits of tax deductions for share-based compensation as operating cash flows in the consolidated statements of cash flows. SFAS 123R requires that the tax benefit in excess of compensation costs be classified as financing cash flows. As a result of adopting SFAS 123R, we reported a reduction of cash flows from operating activities and a corresponding increase to cash flows from financing activities of $1.7 million in the year ended December 31, 2006.

Our Amended and Restated Long-Term Incentive Plan, or LTIP, has 20,500,000 shares of our common stock reserved for issuance. The LTIP provides for grants of stock options, restricted stock and other equity-based awards to our officers, employees and directors. Awards of stock options granted under the LTIP are generally at an exercise price equal to the market value of our common stock at the date of grant, become exercisable over a four-year period and expire 10 years from the date of grant. The fair value of stock options granted under the LTIP is estimated on the date of grant using the Black-Scholes option pricing model. Expected volatility is based on the historical volatility of our common stock. The expected term is based on the historical exercise patterns of our stock options. Awards of restricted stock granted under the LTIP have a fair value equal to the market value of our common stock on the date of grant and generally vest over a four-year period except for awards of restricted stock granted to non-employee directors, which generally vest one year from the date of grant. We recorded $23.2 million in share-based compensation expense in the year ended December 31, 2006, for awards granted under the LTIP.

Our Outside Directors Stock and Incentive Compensation Plan, or Outside Directors Plan, has 750,000 shares of our common stock reserved for issuance. The Outside Directors Plan provides for grants of stock options and DSUs to non-employee members of the Board of Directors. Awards of stock options granted under the Outside Directors Plan are generally at an exercise price equal to the market value of our common stock at the date of grant, become exercisable over a four-year period and expire 10 years from the date of grant. The fair value of stock options granted under the Outside Directors Plan is estimated on the grant date using the Black-Scholes option pricing model. The Outside Directors Plan provides outside directors the option to elect to receive all or a portion (in 25% increments) of their annual retainer (excluding the annual stipend for the committee chairpersons) in DSUs that settle in shares of our common stock at the earlier of the fifth anniversary of the date of grant or the end of the director’s service on the Board of Directors, at the director’s election. If a director elects to receive DSUs, the number of DSUs granted in payment of all or a portion of the annual retainer is calculated based on the market value of our common stock on the date of grant. We recorded $0.9 million in share-based compensation expense in the year ended December 31, 2006 for awards granted under the Outside Directors Plan.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our MSPP provides certain members of management an opportunity to purchase restricted shares of our common stock at a discount through payroll deductions over six month intervals. The restricted shares are granted at a 25% discount from the six-month average market price of the common stock on the date of grant. The vesting period is three years from the date of grant, and subject to certain exceptions, an employee forfeits the value of the discount and any appreciation in the stock if employment is terminated during the vesting period. The fair value of shares issued under the MSPP is estimated on the date of grant using the Black-Scholes option pricing model. We recorded $0.2 million in share-based compensation expense in the year ended December 31, 2006, for shares issued under the MSPP.

We have an Employee Stock Purchase Plan, or ESPP, which provides an opportunity to purchase shares of our common stock to all eligible employees at a discount through payroll deductions over six month intervals. The shares are issued at a 15% discount from the lower of the market price of our common stock at the beginning date of the plan period or the market price at the ending date of the plan period. The fair value of shares issued under the ESPP is estimated at the beginning of the plan period using the Black-Scholes option pricing model. We recorded $3.4 million in share-based compensation expense in the year ended December 31, 2006, for shares issued under the ESPP. We issued 392,026 shares under the ESPP during the year ended December 31, 2006.

The following weighted-average assumptions were used in the Black-Scholes option pricing model for stock options granted for all plans during the years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004

Risk free interest rate	4.71%	3.54%	2.90%
Expected life	5 years	5 years	5 years
Expected volatility	20.6%	26.3%	41.5%
Expected dividend yield	—	—	—

The following table illustrates the effect on income from continuing operations, net income and earnings per share if we had applied the fair value recognition provisions of SFAS 123 to our share-based compensation plans prior to adoption of SFAS 123R:

	For the Years Ended December 31,
	2005	2004

Income from continuing operations, as reported	$229.4	$132.0
Add: Share-based compensation expense recorded	1.3	0.7
Less: Fair value share-based compensation expense	(21.0)	(21.1)

Pro forma	$209.7	$111.6

Net income, as reported	$226.0	$191.0
Add: Share-based compensation expense recorded	1.3	0.7
Less: Fair value share-based compensation expense	(21.0)	(21.1)

Pro forma	$206.3	$170.6

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended December 31,
	2005	2004

Basic income per share
Income from continuing operations, as reported	$2.80	$1.76
Add: Share-based compensation expense recorded	0.02	0.01
Less: Fair value share-based compensation expense	(0.26)	(0.28)

Pro forma	$2.56	$1.49

Net income, as reported	$2.76	$2.54
Add: Share-based compensation expense recorded	0.02	0.01
Less: Fair value share-based compensation expense	(0.26)	(0.28)

Pro forma	$2.52	$2.27

Diluted income per share
Income from continuing operations, as reported	$2.74	$1.72
Add: Share-based compensation expense recorded	0.02	0.01
Less: Fair value share-based compensation expense	(0.20)	(0.25)

Pro forma	$2.56	$1.48

Net income, as reported	$2.70	$2.49
Add: Share-based compensation expense recorded	0.02	0.01
Less: Fair value share-based compensation expense	(0.20)	(0.25)

Pro forma	$2.52	$2.25

A summary of stock option activity under our share-based compensation plans at December 31, 2006 is presented below:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Shares	Exercise Price	Term (In Years)	Intrinsic Value

Outstanding at January 1, 2006	8,001,692	$33.04
Granted	59,200	$38.35
Exercised	(889,708)	$26.57
Cancelled	(265,714)	$38.23

Outstanding at December 31, 2006	6,905,470	$33.81	7.1	$56,755,240

Exercisable at December 31, 2006	4,321,007	$31.28	6.3	$45,919,613

The weighted average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $10.95, $13.08 and $14.24 per option, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $13.2 million, $64.9 million and $38.5 million, respectively.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of our non-vested shares at December 31, 2006 is presented below:

	Restricted Stock		MSPP Shares		DSUs
		Weighted		Weighted		Weighted
		Average		Average		Average
		Grant-Date		Grant-Date		Grant-Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Non-vested at January 1, 2006	120,000	$49.42	85,086	$10.68	23,488	$33.03
Granted	686,100	$40.77	22,505	$11.67	6,199	$41.12
Vested	(20,000)	$49.42	(28,401)	$9.01	(6,263)	$28.74
Cancelled	(24,750)	$40.85	(5,972)	$10.73	—	—

Non-vested at December 31, 2006	761,350	$41.90	73,218	$11.09	23,424	$36.31

The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $26.4 million, $32.3 million and $25.4 million, respectively. On February 8, 2007, we granted 743,756 shares of restricted stock to employees with a fair value on the grant date of $49.61 per share.

At December 31, 2006, there was $43.6 million of total unrecognized share-based compensation expense related to our non-vested share-based compensation plans that is expected to be recognized over a contractual weighted average period of 2.3 years. Any unrecognized share-based compensation expense will generally be accelerated upon a closing under the Merger Agreement (see NOTE 1).

Cash received from option exercises under share-based payment arrangements for the years ended December 31, 2006, 2005 and 2004 was $23.6 million, $87.8 million and $39.7 million, respectively. The actual tax benefit realized for the tax deductions of the share-based payment arrangements for the year ended December 31, 2006, 2005 and 2004 was $5.7 million, $24.2 million and $14.3 million, respectively.

NOTE 13 —	RETIREMENT PLANS

We have established an Employee Stock Ownership Plan, or ESOP, for substantially all of our employees. In 1999, the ESOP purchased, at fair market value, 3,000,000 shares of our common stock. The purchase was primarily financed by the ESOP issuing a promissory note to us, which will be repaid annually in equal installments over a 10-year period beginning December 31, 1999. We make contributions to the ESOP which the ESOP uses to repay the loan. Our stock acquired by the ESOP is held in a suspense account and will be allocated to participants at market value from the suspense account as the loan is repaid.

The loan to the ESOP is recorded in unearned ESOP compensation in the consolidated balance sheets. Reductions are made to unearned ESOP compensation as shares are committed to be released to participants at cost. Recognition of ESOP expense is based on the average market price of shares committed to be released to participants. Shares are deemed to be committed to be released ratably during each period as the employees perform services. The difference between average market price and cost of the shares is shown as a change in additional paid-in capital. As the shares are committed to be released, the shares become outstanding for earnings per share calculations. We recognized ESOP expense of $12.5 million, $14.1 million and $10.3 million for the years ended December 31, 2006, 2005 and 2004, respectively, and the unearned ESOP compensation was $6.9 million and $10.4 million at December 31, 2006 and 2005, respectively.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The ESOP shares as of December 31, 2006 were as follows:

Shares released	2,100,000
Shares committed to be released	300,000
Unreleased shares	600,000

Total ESOP shares	3,000,000

Fair value of unreleased shares	$25.1 million

We have a defined contribution retirement plan which covers substantially all employees. Benefits are determined primarily as a percentage of a participant’s annual income, less contributions to the ESOP. These benefits are vested over specific periods of employee service. We have also instituted a contributory benefit plan which is available to employees who meet certain minimum requirements. The plan requires that we match 50% of a participant’s contribution up to certain maximum levels. We recorded expense under these plans of $47.5 million, $43.7 million and $38.1 million for the years ended December 31, 2006, 2005 and 2004, respectively. Contributions to the retirement plan are funded annually. Our contributions to the contributory benefit plan are funded periodically during the year.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, or SFAS 158, which is effective for fiscal years ending after December 15, 2006. SFAS 158 requires recognition of defined benefit plan funding status, including gains or losses on plan assets, prior service costs and transition assets or obligations, and recognizes changes in the funding status of those plans in the plan sponsors financial statements. Changes in the funding status are reported in comprehensive income. Additional footnote disclosures about certain effects on net periodic benefit costs for the next fiscal year that arise from delayed recognition of gains or losses on plan assets, prior service costs and transition assets or obligations are also required. SFAS 158 also requires the measurement of plan assets and obligations as of the date of the plan sponsor’s fiscal year end. This provision of SFAS 158 is effective for fiscal years ending after December 15, 2008. We adopted SFAS 158 on December 15, 2006, and the adoption did not have a material impact on our results of operations or financial position.

We have a defined benefit retirement plan for the unionized employees at one of our hospitals. A minimum pension liability is required when the actuarial present value of the projected benefits exceeds the fair value of plan assets. The change in the minimum pension liability, net of income tax, is recognized through other comprehensive income. We have a minimum pension liability of $2.6 million at December 31, 2006. Net pension costs for the years ended December 31, 2006, 2005 and 2004 were not significant.

We adopted a Supplemental Executive Retirement Plan, or SERP, effective September 1, 2005, that provides select senior management with certain benefits upon retirement, death or disability. Generally, to be eligible for normal retirement benefits under the SERP, a participant must complete 12 continuous years of service, attain age 60 and be credited with at least 3 years of service after plan adoption. Benefits are determined primarily as a percentage of a participant’s average annual compensation during the last three completed calendar years of employment and are payable in a lump sum to the participant. Death benefits payable to a surviving spouse are equal to one-half of the benefit that would have been paid to the participant. A minimum pension liability is required when the actuarial present value of the projected benefits exceeds the fair value of plan assets. Upon a change in control, benefits fully vest and, if permitted by applicable regulations, become payable immediately in a lump sum. If not so permitted, change in control benefits become payable in a lump sum upon termination of employment and attainment of age 55. At December 31, 2006 and 2005, we recorded a

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

minimum pension liability in other long-term liabilities of $12.5 million and $7.7 million, respectively. We have established a rabbi trust, the assets of which are not assets of the SERP, to fund the payment of benefits under the SERP. At December 31, 2006, we had funded $3.2 million into the trust.

At December 31, 2006, as a result of adopting SFAS 158, we recorded a reduction of other assets of $6.5 million, an increase of $2.8 million in other long-term liabilities and a decrease of $5.9 million in accumulated other comprehensive income, net of income tax benefit of $3.4 million.

At December 31, 2006, the amounts recorded in other comprehensive income that have not been recognized as components of net periodic benefit cost are as follows (in millions):

Net transition obligation	$8.3
Net actuarial loss	1.1
Prior service cost	(0.1)

9.3
Less income tax benefit	(3.4)

$5.9

Approximately $0.6 million of the net transition obligation is expected to be recognized as a component of net periodic benefit cost in 2007.

NOTE 14 —	INCOME PER SHARE

Income per common share is based on the weighted average number of shares outstanding adjusted for the shares issued to our ESOP and unvested restricted shares issued under our share-based compensation plans. Diluted weighted average shares outstanding are calculated by adjusting basic weighted shares outstanding by all potentially dilutive stock options and unvested restricted stock. For the years ended December 31, 2006, 2005 and 2004, options outstanding of 35,250, 1,751,250 and 174,250, respectively, were not included in the computation of diluted income per share because the exercise prices of the options were greater than the average market price of the common stock. Weighted average shares are as follows:

	For the Years Ended December 31,
	2006	2005	2004

Weighted average shares exclusive of unreleased ESOP shares and unvested restricted shares	86,156,434	81,851,961	75,046,662
Average of ESOP shares committed to be released	150,000	150,000	150,000

Basic weighted average shares outstanding	86,306,434	82,001,961	75,196,662
Effect of dilutive securities — share-based compensation plans	846,585	1,601,398	1,401,263

Diluted weighted average shares outstanding	87,153,019	83,603,359	76,597,925

NOTE 15 —	AGREEMENTS WITH HCA

We have entered into distribution and other related agreements governing the spin-off from HCA and our subsequent relationship with HCA. These agreements provide certain indemnifications for the parties and provide for the allocation of tax and other assets, liabilities and obligations arising from periods prior to the spin-off.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

HCA and we have entered into a distribution agreement providing for certain arrangements among HCA and us subsequent to the date of the spin-off. The distribution agreement generally provides that we will be financially responsible for liabilities arising out of or in connection with our assets and entities. The distribution agreement provides, however, that HCA will indemnify us for any losses which it incurs arising from certain governmental investigations of certain of HCA’s business practices. HCA will not indemnify us for losses relating to any acts, practices and omissions engaged in by us after the date of the spin-off, whether or not we are indemnified for similar acts, practices and omissions occurring prior to the date of the spin-off.

HCA and we have entered into a tax sharing and indemnification agreement, which allocates tax liabilities among HCA and us, and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation and qualification of the spin-off as a tax-free transaction. Generally, HCA will be responsible for taxes that are allocable to periods prior to the spin-off, and HCA and we will each be responsible for our own tax liabilities (including our allocable share of taxes shown on any consolidated, combined or other tax return filed by HCA) for periods after the spin-off. The tax sharing and indemnification agreement prohibits us from taking actions that could jeopardize the tax treatment of either the spin-off or the internal restructuring of HCA that preceded the spin-off, and requires us to indemnify HCA for any taxes or other losses that result from any such actions.

NOTE 16 —	CONTINGENCIES

False Claims Act Litigation

As a result of our ongoing discussions with the government prior to our merger with Quorum on April 27, 2001, Quorum learned of two qui tam complaints against it alleging violations of the False Claims Act for claims allegedly submitted to the government involving two managed hospitals. Quorum accrued the estimated liability on these items prior to the merger and the matter remains under seal. The government has requested that Quorum conduct a self audit with respect to one Medicare cost report for one managed hospital and three other specific issues. The government has stated that it intends to investigate certain other allegations.

On September 9, 2003, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement and improper allocation of costs at a hospital in Mississippi managed by QHR, which is named as an additional defendant. The Federal government has apparently elected not to intervene in the case and the complaint was unsealed. We are vigorously defending this matter and have filed a motion to dismiss, which is pending before the court. While we currently believe that we have no liability for any of the claims alleged in the complaint, discovery has not been completed and at this time, we cannot predict the final effect or outcome of the complaint.

On May 18, 2004, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement at two hospitals in Georgia formerly managed by QHR. This case was dismissed on October 27, 2005. The plaintiff has appealed the dismissal, and we intend to vigorously contest the appeal.

On April 26, 2005, we received a copy of a qui tam complaint alleging, among other things, the submission of false claims for reimbursement at a hospital in Pennsylvania managed by QHR. The Federal government elected not to intervene in this case and the complaint was recently unsealed. While we intend to vigorously defend this matter, we are not yet able to form a view as to the probable liability for any of the claims alleged in the complaint.

Our merger agreement with Quorum will not provide us indemnification in respect of the qui tam complaints and investigations described above. If we incur material liabilities as a result of qui tam litigation

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or governmental investigations, these matters could have a material adverse effect on our business, financial condition, results of operations or prospects.

At this time we cannot predict the final effect or outcome of the ongoing investigations or qui tam actions. If violations of Federal or state laws relating to Medicare, Medicaid or other government programs are found, then we may be required to pay substantial fines and civil and criminal damages and also may be excluded from participation in the Medicare and Medicaid programs and other government programs. Similarly, the amount of damages sought in the qui tam actions or in the future may be substantial. We could be subject to substantial costs resulting from defending, or from an adverse outcome in, any current or future investigations, administrative proceedings or litigation. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts paid to settle any of these matters may be material. Agreements entered into as a part of any settlement could also materially adversely affect us. Any current or future investigations or actions could have a material adverse effect on our results of operations or financial position.

From time to time, we may be the subject of additional investigations or a party to additional litigation, including qui tam, actions alleging violations of law. We may not know about those investigations or about qui tam actions filed against us unless and to the extent such are unsealed. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial position, results of operations or prospects.

Income Taxes

The Internal Revenue Service, or IRS, has concluded an examination of the Federal income tax returns for our short taxable years ended April 27, 2001, June 30, 2001 and December 31, 2001, and the taxable years ended December 31, 2002 and 2003. On May 10, 2006, the IRS issued an examination report, known as a 30-Day Letter, with proposed adjustments disallowing deductions for portions of the payments made to the Federal government in settlement of three qui tam cases that had been brought against Quorum. The total proposed adjustments with respect to the settlement payment deductions, if sustained, would increase taxable income in the amount of approximately $67.3 million and result in our payment of additional cash taxes of approximately $24.9 million. Any cash taxes paid resulting from the proposed adjustments in excess of the tax reserve previously established would increase goodwill from the acquisition of Quorum.

We believe our reporting of the deductions with respect to the settlement of the three qui tam cases was appropriate. Accordingly, on June 9, 2006, we filed a protest to the 30-Day Letter to contest the proposed adjustments and the matter has since been referred to the IRS Appeals Office. In the opinion of management, even if the IRS proposed adjustments were sustained, the adjustments would not have a material effect on our results of operations or financial position.

In the opinion of management, the settlements did not have a material impact on our results of operations or financial position.

General Liability Claims

QHR, The Intensive Resource Group, or IRG, a subsidiary of QHR, and we are defendants against claims for breach of an employment contract filed in a lawsuit involving a former employee of Cambio Health Solutions, a former subsidiary of IRG. QHR, IRG and we have been vigorously defending the claim. On May 13, 2004, a jury returned a verdict against QHR, IRG and us, and on June 8, 2004, the court entered a

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

judgment on such verdict in the aggregate amount of approximately $5.9 million. QHR, IRG and we have appealed such judgment. We have reserved $5.9 million in respect of this judgment.

Between February 5, 2007 and February 8, 2007, four putative class action petitions were filed on behalf of alleged public stockholders of the Company in the District Court of Collin County, Texas, naming, among others, the Company and members of the Company’s Board of Directors. The petitions allege, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed Merger by failing to maximize stockholder value. Among other things, the petitions seek to enjoin the Company and the directors from consummating the Merger. The Company believes that the claims asserted in these actions are without merit and intends to defend these suits vigorously.

We are subject to claims and suits arising in the ordinary course of business, including claims for personal injuries or wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions the claimants may seek punitive damages against us, which are usually not covered by insurance. It is management’s opinion that the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on our results of operations or financial position.

NOTE 17 —	SEGMENT INFORMATION

Through our affiliates, we operate hospitals and related healthcare entities. For the years ended December 31, 2006, 2005 and 2004, approximately 29.5%, 31.2%, and 30.6%, respectively, of our revenues related to patients participating in the Medicare program.

We have structured our operations into two segments. The owned operations segment includes our acute care hospitals and related healthcare entities. The management services segment provides executive management services to independent acute care hospitals.

The distribution of our revenues, Adjusted EBITDA (which is used by management for operating performance review, see (a)) and assets is summarized in the following tables (dollars in millions):

	For the Years Ended December 31,
	2006	2005	2004

Revenues:
Owned operations	$5,424.2	$4,632.7	$4,106.7
Management services	112.8	114.0	111.3
Corporate and other	0.9	0.6	—

	$5,537.9	$4,747.3	$4,218.0

	2006	2005	2004

Adjusted EBITDA(a)
Owned operations	$781.8	$773.8	$650.0
Management services	19.0	21.6	10.9
Corporate and other	(106.8)	(83.0)	(69.7)

	$694.0	$712.4	$591.2

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2006	2005

Assets:
Owned operations	$5,693.4	$5,118.6
Management services	123.1	124.5
Corporate and other	417.3	493.8

	$6,233.8	$5,736.9

Adjusted EBITDA for owned operations includes equity in earnings of unconsolidated affiliates of $43.5 million, $35.0 million and $20.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

A reconciliation of Adjusted EBITDA to income from continuing operations before income taxes follows (in millions):

	For the Years Ended December 31,
	2006	2005	2004

Total Adjusted EBITDA for reportable segments	$694.0	$712.4	$591.2
Depreciation	223.2	199.6	172.3
Amortization	6.6	6.3	6.3
Interest expense	115.3	110.6	113.7
Interest income	(20.0)	(9.0)	(2.6)
Refinancing transaction costs	—	8.4	76.0
ESOP expense	12.5	14.1	10.3
Gain on sales of assets	(6.0)	(0.4)	—
Minority interests in earnings of consolidated entities	22.0	11.5	1.4

Income from continuing operations before income taxes	$340.4	$371.3	$213.8

(a)	Adjusted EBITDA is defined as earnings before depreciation, amortization, interest expense, interest income, refinancing transaction costs, ESOP expense, gain on sales of assets, minority interests in earnings of consolidated entities, income tax provision and discontinued operations. Adjusted EBITDA is commonly used by lenders and investors to assess leverage capacity, debt service ability and liquidity. Many of our debt covenants use Adjusted EBITDA, or a modification of Adjusted EBITDA, in financial covenant calculations. Adjusted EBITDA is used by management to evaluate financial performance and resource allocation for each facility and for us as a whole. Adjusted EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18 —	COMPONENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss, net of tax, as of December 31 are as follows (in millions):

	2006	2005

Foreign currency translation adjustment	$0.1	$—
Unrecognized net periodic benefit costs on adjustment for the SERP	7.5	1.6

	$7.6	$1.6

NOTE 19 —	OTHER CURRENT LIABILITIES AND ALLOWANCES FOR DOUBTFUL ACCOUNTS

A summary of other current liabilities as of December 31 follows (in millions):

	2006	2005

Due to HCA	$1.4	$0.9
Employee retirement plan	32.0	27.8
Taxes, other than income	34.2	29.1
Accrued interest	10.9	10.7
Self-insured employee benefit programs	39.5	42.1
Current portion of professional liability risk	37.0	21.2
Deferred income	4.1	3.6
Litigation settlement	5.9	5.9
Physician income guarantees	14.8	—
Other	23.6	21.8

	$203.4	$163.1

A summary of activity in our allowances for doubtful accounts follows (in millions):

			Additions/
			(Recoveries)
			Charged to	Accounts
	Balances at	Additions	Expense for	Written off,		Balances at
	Beginning of	Charged	Discontinued	Net of		End of
	Period	to Expense	Operations	Recoveries	Acquisitions	Period

Allowances for doubtful accounts:
Year ended December 31, 2004	$247.2	$427.2	$43.4	$(408.4)	$1.9	$311.3
Year ended December 31, 2005	$311.3	$403.3	$27.3	$(486.9)	$37.8	$292.8
Year ended December 31, 2006	$292.8	$576.9	$(0.5)	$(467.2)	$14.3	$416.3

We retained certain working capital items, including accounts receivable, on certain facilities included in discontinued operations.

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 20 —	COSTS OF SALES

The following tables show the line items in the consolidated statements of operations that are considered costs of sales (in millions):

	For the Year Ended December 31,
	2006
		General and
		Administrative
	Total Expenses	Expenses	Costs of Sales

Salaries and benefits	$2,233.1	$66.1	$2,167.0
Reimbursable expenses	49.7	—	49.7
Supplies	957.9	0.4	957.5
Other operating expenses	1,069.8	40.3	1,029.5
Provision for doubtful accounts	576.9	—	576.9
Depreciation	223.2	3.3	219.9
Amortization	6.6	—	6.6

Total	$5,117.2	$110.1	$5,007.1

	For the Year Ended December 31, 2005
		General and
		Administrative
	Total Expenses	Expenses	Costs of Sales

Salaries and benefits	$1,940.2	$44.4	$1,895.8
Reimbursable expenses	51.1	—	51.1
Supplies	801.3	0.5	800.8
Other operating expenses	874.0	38.5	835.5
Provision for doubtful accounts	403.3	—	403.3
Depreciation	199.6	2.7	196.9
Amortization	6.3	—	6.3

Total	$4,275.8	$86.1	$4,189.7

	For the Year Ended December 31, 2004
		General and
		Administrative
	Total Expenses	Expenses	Costs of Sales

Salaries and benefits	$1,695.4	$40.3	$1,655.1
Reimbursable expenses	51.1	—	51.1
Supplies	692.4	0.4	692.0
Other operating expenses	781.2	29.7	751.5
Provision for doubtful accounts	427.2	—	427.2
Depreciation	172.3	2.5	169.8
Amortization	6.3	—	6.3

Total	$3,825.9	$72.9	$3,753.0

Unless the context requires otherwise, references in these consolidated financial statements and accompanying notes of Triad Hospitals, Inc. to “we,” “our,” “us” and “the Company” refer to Triad Hospitals, Inc. and its consolidated subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 21 —	UNAUDITED QUARTERLY FINANCIAL INFORMATION

The quarterly interim financial information shown below has been prepared by our management and is unaudited. It should be read in conjunction with the audited consolidated financial statements appearing herein (dollars in millions, except per share amounts).

	2006
	First		Second		Third		Fourth

Revenues	$1,369.2		$1,378.1		$1,373.1		$1,417.5
Income from continuing operations	$67.9		$60.0	(b)	$40.7	(c)	$39.3	(d)
Net income	$83.1	(a)	$60.1	(b)	$39.8	(c)	$39.3	(d)
Basic income from continuing operations per share	$0.79		$0.70	(b)	$0.47	(c)	$0.45	(d)
Basic net income per share	$0.97	(a)	$0.70	(b)	$0.46	(c)	$0.45	(d)
Diluted income from continuing operations per share	$0.79		$0.69	(b)	$0.47	(c)	$0.45	(d)
Diluted net income per share	$0.96	(a)	$0.69	(b)	$0.46	(c)	$0.45	(d)

	2005
	First	Second		Third		Fourth

Revenues	$1,153.1	$1,167.3		$1,160.9		$1,266.0
Income from continuing operations	$63.9	$51.2	(e)	$55.3		$59.0
Net income	$66.2	$58.9	(e)	$46.3	(f)	$54.6	(g)
Basic income from continuing operations per share	$0.82	$0.64	(e)	$0.65		$0.69
Basic net income per share	$0.85	$0.74	(e)	$0.54	(f)	$0.64	(g)
Diluted income from continuing operations per share	$0.80	$0.62	(e)	$0.64		$0.68
Diluted net income per share	$0.83	$0.72	(e)	$0.53	(f)	$0.63	(g)

(a)	During the first quarter of 2006, we recorded a pre-tax gain on a sale of assets of $25.8 million.

(b)	During the second quarter of 2006, we recorded a $10.3 million pre-tax change in estimate to increase our estimated liabilities for general and professional insurance.

(c)	During the third quarter of 2006, we recorded a pre-tax change in estimate of $15.0 million to increase our allowance for doubtful accounts.

(d)	During the fourth quarter of 2006, we recorded a pre-tax change in estimate of $29.4 million to increase our allowance for doubtful accounts and a $25.1 million pre-tax change in estimate to reduce our estimated general and professional liabilities.

(e)	During the second quarter of 2005, we recorded an $8.4 million pre-tax charge related to refinancing transaction costs.

(f)	During the third quarter of 2005, we recorded a $7.5 million pre-tax charge in discontinued operations related to impairment of certain long-lived assets.

(g)	During the fourth quarter of 2005, we recorded a $1.7 million pre-tax loss related to the sale of one hospital.
NOTE 22 — SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
On July 25, 2007, the Company was acquired by Community Health Systems, Inc. (“CHS”). In connection with this transaction, a wholly owned subsidiary of CHS issued 8.875% Senior Notes maturing in 2015 the (“Notes”). Along with other subsidiaries of CHS, Triad and certain of its direct and indirect 100% owned subsidiaries have fully and unconditionally guaranteed those Notes. These guarantees are also joint and several. The following condensed consolidating financial statements present the subsidiary guarantors, subsidiary non-guarantors, eliminations and consolidated Triad as defined in the terms of the Notes.

22. Supplemental Condensed Consolidating Financial Information (Continued)
TRIAD HOSPITALS, INC.
CONDENSED CONSOLIDATING BALANCE SHEET
(Amounts in millions)
December 31, 2006

	Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$4.8	203.8	—	$208.6
Accounts receivable, less allowance for doubtful accounts	521.2	396.7	—	917.9
Inventories	79.5	69.9	—	149.4
Deferred income taxes	38.4	—	—	38.4
Prepaid expenses	14.7	37.4	—	52.1
Other	72.7	57.4	(2.1)	128.0

	731.3	765.2	(2.1)	1,494.4
Property and equipment, at cost	2,249.0	1,918.9	—	4,167.9
Accumulated depreciation	(747.5)	(480.2)	—	(1,227.7)

	1,501.5	1,438.7	—	2,940.2
Investments in subsidiaries	2,846.3	—	(2,846.3)	—
Goodwill	1,101.1	258.6	—	1,359.7
Intangible assets, net of accumulated amortization	58.3	22.8	—	81.1
Due from affiliates	—	586.9	(586.9)	—
Investment in and advances to unconsolidated affiliates	239.3	3.6	—	242.9
Other	107.5	272.2	(264.2)	115.5

Total assets	$6,585.3	$3,348.0	$(3,699.5)	$6,233.8

Liabilities and Equity
Current Liabilities:
Accounts payable	110.9	138.9	—	249.8
Accrued salaries	62.6	64.4	—	127.0
Current portion of long term debt	19.8	3.6	(2.1)	21.3
Current income taxes payable	—	—	—	—
Other current liabilities	83.5	119.9	—	203.4

	276.8	326.8	(2.1)	601.5
Due to affiliates	586.9	—	(586.9)	—
Long-term debt	1,930.6	17.7	(264.2)	1,684.1
Other liabilities	30.3	157.2	—	187.5
Deferred income taxes	193.5	—	—	193.5
Minority interests in equity of consolidated entities	340.8	—	—	340.8
Stockholders’ equity	3,226.4	2,846.3	(2,846.3)	3,226.4

Total liabilities and stockholders’ equity	$6,585.3	$3,348.0	$(3,699.5)	$6,233.8

22. Supplemental Condensed Consolidating Financial Information (Continued)
TRIAD HOSPITALS, INC.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
(Amounts in millions)
For the year ended December 31, 2006

		Non
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$2,983.5	$2,554.4	$—	$5,537.9
Salaries and benefits, including share-based compensation expense	1,060.8	1,172.3	—	2,233.1
Reimbursable expenses	49.7	—	—	49.7
Supplies	487.6	470.3	—	957.9
Other operating expenses	492.5	577.3	—	1,069.8
Provision for doubtful accounts	345.0	231.9	—	576.9
Depreciation	122.3	100.9	—	223.2
Amortization	5.8	0.8	—	6.6
Interest expense allocated	(20.7)	20.7	—	—
Interest expense, net of capitalized interest	118.5	(3.2)	—	115.3
Interest income	(3.7)	(16.3)	—	(20.0)
ESOP expense	12.5	—	—	12.5
Management fees	88.3	(88.3)	—	—
Gain on sale of assets	(0.9)	(5.1)	—	(6.0)
Impairment of long lived assets	—	—	—	—

	$2,757.7	$2,461.3	$—	$5,219.0

Income from continuing operations before minority interests, equity in earnings and income tax provision	$225.8	$93.1	$—	$318.9
Minority interests in earnings of consolidated entities	(22.0)	—	—	(22.0)
Equity in earnings of unconsolidated affiliates	151.0	0.6	(108.1)	43.5
Income from continuing operations before income tax provision	354.8	93.7	(108.1)	340.4
Income tax provision	(132.5)	—	—	(132.5)
Income from continuing operations	222.3	93.7	(108.1)	207.9
Income from discontinued operations, net of tax	—	14.4	—	14.4

Net income	$222.3	$108.1	$(108.1)	$222.3

22. Supplemental Condensed Consolidating Financial Information (Continued)
TRIAD HOSPITALS, INC.
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW
(Amounts in millions)
For the year ended December 31, 2006

		Non-
	Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$222.3	$108.1	$(108.1)	$222.3
Adjustments to reconcile net income to net cash provided by operating activities:
Income for discontinued operations, net of tax	—	(14.4)	—	(14.4)
Provision for doubtful accounts	345.0	231.9	—	576.9
Depreciation and amortization	128.1	101.7	—	229.8
ESOP expense	12.5	—	—	12.5
Minority interests	22.0	—	—	22.0
Equity in earnings of unconsolidated affiliates	(151.0)	(0.6)	108.1	(43.5)
Gain on sale of assets	(0.9)	(5.1)	—	(6.0)
Deferred income taxes benefit	(5.7)	—	—	(5.7)
Non-cash interest expense	3.4	—	—	3.4
Non-cash share based compensation	27.7	—	—	27.7
Excess tax benefits on share-based compensation	(1.7)	—	—	(1.7)
Increase (decrease) in cash from operating assets and liabilities (net of acquisitions)
Accounts receivable	(385.4)	(279.0)	—	(664.4)
Inventories and other assets	(12.9)	(78.9)	—	(91.8)
Accounts payable and other current liabilities	(0.4)	5.4	—	5.0
Other	(1.3)	32.6	—	31.3

Net cash provided by operating activities	201.7	101.7	—	303.4
Cash flows from investing activities
Purchases of property and equipment	(144.2)	(317.6)	—	(461.8)
Distributions and advances from unconsolidated affiliates	—	1.8	—	1.8
Investment in and advances to consolidated affiliates	(325.2)	325.2	—	—
Proceeds received on disposal of assets	5.9	111.2	—	117.1
Acquisitions, net of cash acquired	(6.1)	(118.6)	—	(124.7)
Other	(13.8)	13.5	—	(0.3)

Net cash provided by (used in) investing activities	(483.4)	15.5	—	(467.9)
Cash flows from financing activities
Payments of long-term debt	82.9	(90.5)	—	(7.6)
Proceeds from issuance of common stock	37.6	—	—	37.6
Excess tax benefits on share-based compensation	1.7	—	—	1.7
Contributions from minority partners, net of distributions		31.2	—	31.2
Increase (decrease) in due to (from) affiliate	157.9	(157.9)	—	—

Net cash provided by (used in) financing activities	280.1	(217.2)	—	62.9

Change in cash and cash equivalents	(1.6)	(100.0)	—	(101.6)
Cash and cash equivalents at beginning of period	6.4	303.8	—	310.2
Cash and cash equivalents at end of period	$4.8	$203.8	$—	$208.6